EXHIBIT 10(a)
                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

        AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") dated as of December 1, 1996, by and between OrNda HealthCorp, a Delaware corporation (the "Company"), and William L. Hough (the "Executive").

        WHEREAS, the Company and the Executive executed a certain Employment Agreement (the "Employment Agreement") dated as of May 1, 1996, relating to Executive's employment with the Company;

        WHEREAS, pursuant to the Employment Agreement the Executive currently serves as Executive Vice President and Chief Operating Officer of the Company and has served in such capacity since August, 1995;

        WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 16, 1996, pursuant to which a wholly owned subsidiary of Tenet Healthcare Corporation ("Tenet") will be merged with and into the Company, at which time the Company will become a wholly owned subsidiary of Tenet (the "Merger") and the approval of the Merger by the Company's stockholders will constitute a "Change of Control" under and as defined in the Employment Agreement;

        WHEREAS, to induce the Executive to remain in the employment of the Company at least during the transition period beginning October 16, 1996 and ending with the effective time of the Merger , the Company wishes to amend the Employment Agreement in order to prepay prior to December 31, 1996 to Executive a portion of the severance compensation that would be later due to Executive under the Employment Agreement following Executive's qualifying termination from employment with the Company after a "Change of Control," as such term is defined in the Employment Agreement.

        WHEREAS, the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board") has approved and authorized the Company's entry in this Amendment with the Executive.

        NOW, THEREFORE, the parties agree as follows:

                                       I.

        The following new Section 26 is added to the Employment Agreement:

        "26.        The Advance.  On or prior to December 31, 1996, the
        Company will make a lump sum cash payment to Executive (the
        "Advance") in an amount equal to $2,130,000 (the "Advance"), as an advance payment of a portion of the benefits that are payable to Executive under Section ll(d)(ii) of this Agreement in the event of a Change in Control of Company and the
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        subsequent   termination  of Executive's  employment  under the
        circumstances described in Section 11(d). In the event of the termination of Executive's employment under the circumstances described in Section 11(d) of this Agreement, the lump sum cash payment to which Executive will then be entitled under Section 11(d)(ii) of this Agreement in connection with such termination will be reduced by an amount equal to the Advance and will otherwise be paid to Executive in accordance with Section 11(d)(iv) of this Agreement. In the event that (x) the merger of a wholly-owned subsidiary of Tenet Healthcare Corporation ("Tenet") into the Company (the "Merger") is not consummated on or prior to August 1, 1997 (the "Expiration Date") or (y) Executive's employment is not terminated under the circumstances described in Section 11(d) of this Agreement prior to the first anniversary of the effective time of the Merger (the "First Anniversary"), Executive's base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation will be reduced by an aggregate amount equal to the Advance in such manner and in such increments as Company or the surviving corporation in the Merger (the "Surviving Corporation"), as the case may be, deems appropriate; provided, however, that in the event Executive's employment is terminated by Executive without Good Reason or by Tenet, Company or the Surviving Corporation for "cause" (as defined in this Agreement), Executive shall repay to Company within ten (10) business days following the date of such termination of employment an amount equal to the excess, if any, of (a) the amount of the Advance over (b) the aggregate amount by which the Executive's base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation have been reduced as provided above. In addition, the Company agrees to take such reasonable actions as may be necessary to preserve the deductibility under section 162(m) of the Internal Revenue Code of the Advance, including (without limitation) by terminating Executive's employment with or position as an executive officer of Company prior to the effective time of the Merger (Executive hereby agreeing to approve and cooperate with any such requested termination), provided that no such action will be taken that would adversely affect Executive's entitlement to the severance benefits provided under Section 11(d)(ii) of this Agreement or preclude the acceleration of the exercisability of Executive's employee stock options pursuant to the terms of Company's 1994 Management Equity Plan.

                                       II.

        In all other respects the Employment Agreement is hereby ratified and confirmed.

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        IN WITNESS  WHEREOF,  the parties hereto have executed this Amendment on
December 16, 1996, but effective as of the date first above written.



                                             ORNDA HEALTHCORP


                                             BY:  /s/ Ronald P. Soltman
                                                  Ronald P. Soltman
                                                  Senior Vice President


                                             THE EXECUTIVE

                                             /s/ William L. Hough
                                                 William L. Hough

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